                                                                     EXHIBIT 5.1


              [LETTERHEAD OF FOSTER, SWIFT, COLLINS & SMITH, P.C.]



June 20, 2000



Board of Directors
IBT Bancorp, Inc.
200 East Broadway
Mt. Pleasant, MI 48858

Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of a maximum of 875,092 shares of common stock, no par value per share, of IBT Bancorp, Inc., a Michigan corporation (the "Company"), (such shares referred to as the "Shares"), which are proposed to be issued by the Company in connection with the merger (the "Merger") of FSB Bancorp, Inc. with and into the Company, we have examined such corporate records and other documents, including the registration statement on Form S-4 relating to the Shares, and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

     1. The Company is a corporation duly organized and existing under the laws of the state of Michigan.

     2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares in connection with the Merger, and when issued as described in the registration statement, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the registration statement.

Sincerely,

FOSTER, SWIFT, COLLINS & SMITH, P.C.


/s/ Foster, Swift, Collins & Smith, P.C.